Exhibit 10.1
AMENDMENT NO. 1
TO
CREDIT AGREEMENT AND WAIVER

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT AND WAIVER (this “Amendment”) is made and entered into as of October 28, 2026, by and among SANUWAVE HEALTH, INC., a Nevada corporation (the “Company”), SANUWAVE, INC., a Delaware corporation, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
RECITALS:
A.The Company, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and the Administrative Agent are parties to a certain Credit Agreement dated as of September 25, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.
B.The Loan Parties have requested that the Administrative Agent and the Lenders (i) amend certain provisions of the Credit Agreement, and (ii) waive certain instances of noncompliance under the Credit Agreement, and the Administrative Agent and the Lenders have agreed to so amend the Credit Agreement and so waive upon the terms and subject to the conditions set forth in this Amendment.
AGREEMENTS:
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Conditions Precedent. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Loan Parties shall have satisfied the following conditions:
(a)The Loan Parties shall have delivered or caused to be delivered to the Administrative Agent the following documents each dated the date hereof and in form and substance satisfactory to the Administrative Agent and duly executed by all appropriate parties:
(i)This Amendment.
(ii)That certain Amendment No. 1 Fee Letter between the Company and the Administrative Agent (the “Amendment No. 1 Fee Letter”).
(iii)Such other documents or instruments as the Administrative Agent may reasonably require.
(b)The Loan Parties shall have paid to the Administrative Agent all amounts required under the Amendment No. 1 Fee Letter.
Section 2.Amendments.
(a)Permitted Acquisition. The definition of “Permitted Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (n) thereof, (ii) replacing the period at the end of clause (o) thereof with “; and”, and (iii) adding the following new clause (p) immediately after clause (o) thereof:

(p)    the Required Lenders shall have provided their prior written consent to such Acquisition.
(b)Prepayment of Loans. Section 2.11(c) of the Credit Agreement is hereby amended by replacing “$500,000” therein with “$250,000”.
(c)Indebtedness. Section 6.01(m) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(m)    other unsecured Indebtedness in an aggregate principal amount not exceeding $250,000 at any time outstanding, so long as no Default or Event of Default exists or would result from the incurrence thereof.
(d)Investments. Sections 6.04(c), 6.04(d) and 6.04(e) of the Credit Agreement are each hereby amended by replacing “$500,000” therein with “$250,000”.
(e)Restricted Payments. Section 6.08(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrowers may declare and pay dividends with respect to their common stock payable solely in additional shares of their common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of their common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (iii) the Borrowers may make any Restricted Payments in accordance with the terms of the Company’s publicly disclosed equity incentive plans approved by the board of directors and stockholders of the Company; provided that, notwithstanding the foregoing, no Loan Party shall make any Restricted Payment on account of the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company without the prior written consent of the Required Lenders, other than (A) any deemed purchase, redemption or acquisition of Equity Interests upon the cashless or net exercise of stock options, warrants or other rights to the extent such Equity Interests represent a portion of the exercise price thereof, and (B) the withholding, purchase or acquisition of Equity Interests to satisfy tax withholding obligations in connection with the exercise, vesting or settlement of awards under any such equity incentive plan.
Section 3.Waiver.
(a)Pursuant to Section 6.12(b) of the Credit Agreement, the Company is not permitted to allow the Fixed Charge Coverage Ratio, for the twelve-month period ending September 30, 2026 (the “Specified Test Period”), to be less than 1.25 to 1.00. Any Default or Event of Default that has arisen or may arise under Section 7.01(d) of the Credit Agreement solely as a result of the Fixed Charge Coverage Ratio for the Specified Test Period being less than the level required by Section 6.12(b) of the Credit Agreement is referred to herein as the “Specified Default”.
(b)The Loan Parties have requested that the Administrative Agent and the Lenders waive the Specified Default and, subject to the full satisfaction of all conditions precedent set forth in Section 1 hereof, the Administrative Agent and the Lenders hereby waive the Specified

Default. All provisions of the Loan Documents remain in full force and effect and the foregoing waiver shall not apply to any other or subsequent failure to comply with the Section identified above or any other provisions of the Loan Documents.
Section 4.Representations; No Default. Each Loan Party represents and warrants that: (a) the representations and warranties of such Loan Party contained in ARTICLE III of the Credit Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and other than as it relates to the Specified Default, (b) such Loan Party has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by such Loan Party in connection herewith, (c) neither this Amendment nor the agreements contained herein contravene or constitute a Default or Event of Default under the Credit Agreement or a default under any other agreement, instrument or indenture to which such Loan Party is a party or a signatory, or any provision of such Loan Party’s charter or governing documents, or, to the best of such Loan Party’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to such Loan Party or any of its property except, if any, in favor of the Administrative Agent for the benefit of the Lenders, (d) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by such Loan Party of this Amendment, or other agreements and documents executed and delivered by such Loan Party in connection herewith or the performance of obligations of such Loan Party herein described, except for those which such Loan Party has obtained or provided and as to which such Loan Party has delivered certified copies of documents evidencing each such action to the Administrative Agent, (e) no events have taken place and no circumstances exist at the date hereof which would give such Loan Party grounds to assert a defense, offset or counterclaim to the obligations of such Loan Party under the Credit Agreement or any of the other Loan Documents, (f) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Loan Party may have or claim to have against the Administrative Agent or any Lender, which might arise out of or be connected with any act of commission or omission of the Administrative Agent or any Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Credit Agreement, and (g) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the Credit Agreement.
Section 5.Affirmation, Further References. The Administrative Agent, the Lenders and each Loan Party acknowledge and affirm that the Credit Agreement, including the guaranty therein, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement (except as amended by this Amendment) and of each of the other Loan Documents, including the Collateral Documents, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment.
Section 6.Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.
Section 7.Successors. This Amendment shall be binding upon the Loan Parties, the Administrative Agent, the Lenders and their respective successors and assigns, and shall inure to the benefit of the Loan Parties, the Administrative Agent and the Lenders and to the respective successors and assigns of the Administrative Agent and the Lenders.

Section 8.Costs and Expenses. Each Loan Party agrees to reimburse the Administrative Agent, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Administrative Agent) incurred in connection with the Credit Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Loan Parties under this Amendment, and to pay and save the Administrative Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.
Section 9.Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.
Section 10.Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.
Section 11.Release of Rights and Claims. Each Loan Party, for itself and its successors and assigns, hereby releases, acquits, and forever discharges the Administrative Agent, the Lenders and their respective successors and assigns from any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with the Administrative Agent or any Lender prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which any Loan Party may have against the Administrative Agent or any Lender.
Section 12.Governing Law. This Amendment shall be governed by the internal laws of the State of New York, without giving effect to conflict of law principles thereof.
Section 13.No Waiver. Except as expressly set forth in Section 3 herein, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Administrative Agent’s or any Lender’s rights or remedies under the Credit Agreement or any of the other Loan Documents, or under applicable law.

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signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LOAN PARTIES:	SANUWAVE HEALTH, INC.,
a Nevada corporation

	By:	/s/ Peter Sorensen
	Name:	Peter Sorensen
	Title:	Chief Financial Officer

SANUWAVE, INC.,
a Delaware corporation

	By:	/s/ Peter Sorensen
	Name:	Peter Sorensen
	Title:	Chief Financial Officer, Treasurer and Secretary

[Amendment No. 1 to Credit Agreement and Waiver]

ADMINISTRATIVE AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender

	By:	/s/ Clara Saint-Denis
	Name:	Clara Saint-Denis
	Title:	Authorized Officer

[Amendment No. 1 to Credit Agreement and Waiver]